                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

The following commentary was published in The Oregonian on December 26, 2000.

Sale of Willamette makes no sense on many counts


Weyerhaeuser's attempt is 'an opportunistic grab' for a company already embarked on a successful long-term strategy


Tuesday, December 26, 2000

--------------------------------------------------------------------------------

IN MY OPINION William Swindells

There appears to be considerable confusion and misinformation about Willamette Industry's battle against Weyerhaeuser's hostile takeover attempt.

News coverage has accurately portrayed the opinion of a majority of Wall Street analysts. However, our company feels that much of what those investment analysts say is incorrect.

As The Oregonian noted in a news article ("Views differ on Willamette," Dec.
18), some analysts want a deal primarily because they believe it will reduce capacity in the industry and push up prices. Notwithstanding the fact that this implied collusion borders on illegality, removing the industry's low-cost producer won't help the industry.

Willamette Industries and Weyerhaeuser are both in highly competitive commodity types of businesses that are affected not only by domestic production and demand but also by world markets. The strength of the dollar or the Asian and European economies affect prices as much as domestic demand and production levels.

With little control over pricing, the only way any company can make a profit is by improving its cost structure, thus being able to sell competitively in these global markets. Apparently the paper industry analysts, critical of our investment in a Kingsport, Tenn., mill, do not feel that the new economy, with modern technology and increased productivity to hold down inflation, applies to our paper mills. The investment analysts do not say why Willamette Industries' shareholders should sacrifice an opportunity for economic gain to help the industry. We do not think this is the obligation of Willamette shareholders.

While almost all companies in the paper business lost money during the past decade, Willamette's sole losing year in its history came in the early 1980s. In fact, our total annualized return to stockholders in the past five years has been more than 161/2 percent and about 151/2 percent in 10 years, a level that should compare favorably with any other company in the industry. Analysts will also tell you that Willamette is the only company in the industry able to recover the cost of capital.

In some circles, Willamette is indeed a pariah on Wall Street. However, in the several months before the Weyerhaeuser offer was announced, our stock price was outpacing the industry in growth, because despite concerns about the industry as a whole, Willamette's performance has been superior and continues to be.

We feel that Willamette Industries is big enough. We are able to serve all of our customers domestically, while gradually expanding in the international marketplace and without falling victim to the bureaucracy and lack of flexibility attendant with very large companies like Weyerhaeuser. We want to grow to benefit Willamette shareholders, not the shareholders of the other companies.

It is important to readers to understand why we are fighting Weyerhaeuser. We have confidence that our long-term strategy will bring success both to our company and to our community. This is why we have chosen to fight so resolutely against this takeover.

Weyerhaeuser's attempt to acquire Willamette is an opportunistic grab at what almost everyone agrees is one of the forest products industry's best and most profitable companies. Its offer is not a good deal for Willamette or its shareholders, employees, customers and communities. It dramatically undervalues our company and would reduce competition in our industry.

Readers should also understand the potential consequences for Portland and for Oregon should the city lose one of its last Fortune 500 companies -- a company employing 3,500 people in Oregon and a company that contributes hundreds of millions of dollars annually to Oregon's economy.

--------------------------------------------------------------------------------
William Swindells is chairman of the board of Willamette Industries.

                       INFORMATION REGARDING PARTICIPANTS

     Willamette Industries, Inc. ("Willamette" or the "Company") and the following persons may be deemed to be "participants" in Willamette's solicitation of proxies from Willamette stockholders in connection with (i) the offer by Company Holdings, Inc. ("Holdings"), a Washington corporation and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation, ("Weyerhaeuser") to purchase all of the outstanding common stock, par value $0.50 per share, (including the associated rights to purchase shares of Series B Junior Participating Preferred Stock) of the Company (the "Willamette Common Stock") and (ii) the preliminary proxy statement filed by Weyerhaeuser and Holdings with the Securities and Exchange Commission in connection with the election of the nominees of Weyerhaeuser and Holdings to the Willamette Board of Directors at the Willamette 2001 annual meeting of shareholders: (a) the directors of Willamette, (b) the following executive officers of Willamette:
Duane C. McDougall (President and Chief Executive Officer) and Greg Hawley (Executive Vice President, Chief Financial Officer, Secretary and Treasurer) and
(c) Cathy Dunn (Vice President, Communications).

     The interests of the foregoing individuals in this solicitation consist of their beneficial ownership of (i) shares of Willamette Common Stock and (ii) options to purchase Willamette Common Stock (the "Willamette Options"). Additional information with respect to these items is set forth below.


---------------------------------------------------------------------------------------------
Name and Title                                                          Shares of
                                                Shares of Willamette    Willamette Options
                                                Common Stock            Beneficially Owned
                                                Beneficially Owned (1)  (1)(2)
---------------------------------------------------------------------------------------------
Winslow Buxton                                  2,332 (3)               1,067 (5)
(Director)
---------------------------------------------------------------------------------------------
Cathy Dunn                                      27,410 (3)              29,993 (4)(6)
(Vice President, Communications)
---------------------------------------------------------------------------------------------
Gerard K. Drummond                              4,000                   5,600 (5)
(Director)
---------------------------------------------------------------------------------------------
Greg Hawley                                     1,471                   8,543 (4)
(Executive Vice President, Chief Financial
Officer, Secretary and Treasurer)
---------------------------------------------------------------------------------------------
Kenneth W. Hergenhan                            2,372                   4,400 (5)
(Director)
---------------------------------------------------------------------------------------------
Duane C. McDougall                              22,391 (3)              72,486 (4)
(Director, President and Chief Executive
Officer)
---------------------------------------------------------------------------------------------
Joseph Prendergast                              2,500                   4,400 (5)
(Director)
---------------------------------------------------------------------------------------------
Stuart J. Shelk, Jr.                            1,678,915 (3)           5,600 (5)
(Director)
---------------------------------------------------------------------------------------------
Robert Smelick                                  4,000                   5,600 (5)
(Director)
---------------------------------------------------------------------------------------------
William Swindells                               4,471,942 (3)           254,530 (7)
(Chairman of the Board of Directors)
---------------------------------------------------------------------------------------------
Michael G. Thorne                               800                     -
(Director)
---------------------------------------------------------------------------------------------
Benjamin R. Whiteley                            7,500                   5,600 (5)
(Director)
---------------------------------------------------------------------------------------------



(1) As of November 30, 2000, shares and options are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares or options. Inclusion of shares or options in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.

(2) Options included are those exercisable within 60 days after November 30, 2000.

(3) Includes shares as to which the individual shares voting and dispositive power as follows: Mr. Buxton, 1,000 shares; Mr. Shelk, 18,120 shares; Mr. Swindells 2,426,568 shares, Mrs. Dunn 11,489 shares; and Mr. McDougall, 32 shares.

(4) Options granted under the Company's 1995 Long-Term Incentive Compensation Plan (the "1995 Plan") and its 1986 Stock Option and Stock Appreciation Rights Plan (the "1986 Plan").

(5)  Options granted under the non-employee director provisions of the 1995
     Plan.

(6) Includes options as to which the individual shares voting and dispositive power as follows: Mrs. Dunn, 15,627 options.

(7) Includes 3,200 options granted under the non-employee director provisions of the 1995 Plan.

          Pursuant to a letter agreement dated September 4, 2000, Willamette retained Goldman, Sachs & Co. ("Goldman Sachs") to render financial advisory services to the Company in connection with Weyerhaeuser's offer and certain related matters. Willamette has agreed to pay Goldman Sachs a fee equal to 0.40% of the aggregate value of any transaction in the event (i) at least 15% of the outstanding stock of Willamette is acquired by a third party or (ii) all or substantially all of the assets of Willamette are sold. If no transaction is completed as of September 1, 2001, Willamette has agreed to pay Goldman Sachs a fee of $30 million upon the occurrence of certain triggering events. A triggering event has occurred, and the first of five equal quarterly installments will be paid on September 1, 2001 if no transaction has been consummated as of that date. In addition, Willamette has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses.

          In connection with the engagement of Goldman Sachs as financial advisor, the Company anticipates that employees of Goldman Sachs may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are stockholders for the purpose of assisting in the solicitation of proxies. Although Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended, by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Robert Pace (Managing Director), Ravi Sinha (Managing Director), Kirk Pulley (Vice President), Kevin Guidotti (Vice President) and Kevin Sofield (Associate), in each case of Goldman Sachs (collectively, the "Financial Adviser Participants"), may assist the Company in the solicitation of proxies for the annual meeting.

          Goldman Sachs has provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. In addition, Goldman Sachs has provided financial advisory and investment banking services to Weyerhaeuser Company in the past for which it has received customary compensation. Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade securities of the Company for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised the Company that as of December 21, 2000, Goldman Sachs held a net long position of approximately 23,232 shares of Willamette Common Stock. Except as set forth above, to the Company's knowledge, none of Goldman Sachs, or any of the Financial Advisor Participants has any interest, direct or indirect, by security holdings or otherwise, in the Company.